Exhibit 4.11

Certain information in this document, marked by [***], has been excluded because it is not material and is the type of information that the registrant treats as private or confidential.

Schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

TRANSFER OF A BUSINESS UNIT

between

“NATUZZI S.p.A.”, with registered office at Via Iazzitiello 47 in Santeramo in Colle, fully paid-up share capital of € 55,073,045.00, Bari Register of Enterprises and Tax Identification No. 03513760722, Economic and Administrative List (REA) No. BA-261878 (the “Transferor”);

and

“E25E S.r.l.”, a single-member limited liability company, with registered office at Corso di Porta Vittoria 28 in Milan, fully paid-up corporate capital of € 10,000.00, Milan Monza Brianza Lodi Register of Enterprises and Tax Identification No. 12648310964, Economic and Administrative List (REA) No. MI-2674870 (the “Transferee” and, together with the Transferor, the “Parties”).

WHEREAS

a)
The Transferor is the owner of the business unit consisting of the set of assets organized for the purpose of carrying on the business of producing energy from solar sources via six photovoltaic plants, constructed by and at the expense of the Transferor on the flat roofs of the warehouses owned by the latter and located in the municipalities of Santeramo in Colle, Matera and Laterza (hereinafter, the “Business”) – all as set out in the valuation report (hereinafter, the “Appraisal”) drawn up by Mr. Enrico Cocchi, born in [***] on [***], with offices at Viale Giuseppe Mazzini 6 in Rome, enrolled in the Register of Chartered Accountants and Accounting Experts of Rome under no. AA_012577 and in the Register of Legal Auditors under no. 182560 (Ministerial Decree of 24 July 2020 published in Official Gazette No. 60 of 04 August 2020), sworn by oath as per the minutes dated 22 December 2025, bearing Notary Monica Scaravelli’s file no. 62107, the original of which is attached hereto as Schedule “A” – and which includes the right of superficies, as granted below, for the Term, as defined below, in respect of the following assets:
(i)
In the Municipality of Santeramo in Colle, Contrada Jesce, Via Lazzitiello 47, photovoltaic plants with a total installed electrical capacity of 1117.80 kW as regards the Santeramo in Colle 2 Iesce Plant, as defined below, which commenced commercial operation on 21 June 2011, and 437.25 kW as regards the Santeramo in Colle 1 Headquarters Plant, as defined below, which commenced commercial operation on 15 June 2011 (hereinafter, together the “Santeramo in Colle Plant”), for the production of renewable energy, together with the technical equipment and accessories necessary for the management and maintenance of such plants, excluding common plant parts, currently recorded in the said municipality’s buildings registry as follows:
-
folio 58 - map 111 (one hundred and eleven) - subdivision 5 (five) - Via Iazzitiello 47 - first floor - category D/1 - cadastral value of € 11,362.00 (hereinafter, the “Santeramo in Colle 1 Headquarters Plant”);
-
folio 103 - map 415 (four hundred and fifteen) - subdivision 3 (three) - Jesce district - second floor - category D/1 - cadastral value of € 17,940.00, and folio 103 - map 415 (four hundred and fifteen) - subdivision 4 (four) - Jesce district - second floor - category D/1 - cadastral value of € 11,128.00 (hereinafter, the “Santeramo in Colle 2 Iesce Plant”).

Boundaries:

-
of subdivision 5: common courtyard on four sides;
-
of subdivision 3: common courtyard on two sides, subdivision 2, common courtyard on three sides;
-
of subdivision 4: common courtyard on four sides, subdivision 2, common courtyard.

The Santeramo in Colle Plant is identified, in terms of its area, boundaries, cadastral data and origin, in the information sheet attached hereto as Schedule “B”, the contents of which are incorporated in full herein (hereinafter, the “Santeramo in Colle Sheet”).

(ii)
In the Municipality of Matera, Contrada Chiancalata, Via Giovanni Battista Pirelli, photovoltaic plants with a total installed electrical capacity of 567.60 kW, as regards the Matera 1 Iesce Plant, as defined below, which commenced commercial operation on 9 May 2011, and 704.70 kW, as regards the Matera 2 La Martella Plant, as defined below, which commenced commercial operation on 24 June 2011 (hereinafter, together the “Matera Plant”), for the production of renewable energy, together with the technical equipment and accessories necessary for the management and maintenance of such plants, excluding common plant parts, currently recorded in the said municipality’s buildings registry as follows:
-
folio 8 - map 279 (two hundred and seventy-nine) - subdivision 4 (four) - Chiancalata district - first floor - category D/1 - proposed cadastral value of € 14,742.00 (hereinafter, the “Matera 1 Plant”);
-
folio 65 - map 1076 (one thousand and seventy-six) - subdivision 7 (seven) - Via Giovanni Battista Pirelli - first floor - category D/1 - cadastral value of € 18,330.00 (hereinafter, the “Matera 2 La Martella Plant”).

Boundaries:

-
of subdivision 4: common courtyard on four sides;
-
of subdivision 7: common courtyard on three sides, subdivision 6.

The Matera Plant is identified, in terms of its area, boundaries, cadastral data and origin, in the information sheet attached hereto as Schedule “C”, the contents of which are incorporated in full herein (hereinafter, the “Matera Sheet”).

(iii)
In the Municipality of Laterza, Località Madonna delle Grazie, Case Sparse Madonna delle Grazie, photovoltaic plants with a total installed electrical capacity of 297.88 kW, as regards the Laterza 1 Plant, as defined below, which commenced commercial operation on 30 May 2011, and 753.51 kW, as regards the Laterza 2-3 Plant, as defined below, which commenced commercial operation on 26 May 2011 (hereinafter, together the “Laterza Plant” and together again with the “Santeramo in Colle Plant” and the “Matera Plant”, collectively the “Plant”) for the production of renewable energy, together with the technical equipment and accessories necessary for the management and maintenance of such plants, excluding common plant parts, currently recorded in the said municipality’s buildings registry as follows:
-
folio 56 - map 144 (one hundred and forty-four) - subdivision 4 (four) - Madonna delle Grazie district - second floor - category D/1 - cadastral value of € 7,748.00 (hereinafter, the “Laterza 1 Plant”);
-
folio 56 - map 153 (one hundred and fifty-three) - subdivision 6 (six) - Madonna delle Grazie district - second floor - category D/1 - cadastral value of € 10,062.00, and folio 56 - map 153 (one hundred and fifty-three) - subdivision 7 (seven) - Madonna delle Grazie district - second floor - category D/1 - cadastral value of € 9,542.00 (hereinafter, the “Laterza 2-3 Plant”).

Boundaries:

-
of subdivision 4: common courtyard on four sides;
-
of subdivision 6: common courtyard on four sides;

-
of subdivision 7: common courtyard on four sides.

The Laterza Plant is identified, in terms of its area, boundaries, cadastral data and origin, in the information sheet attached hereto as Schedule “D”, the contents of which are incorporated in full herein (hereinafter, the “Laterza Sheet” and, together with the Santeramo in Colle Sheet and the Matera Sheet, collectively the “Sheet”).

b)
The Transferor wishes to transfer and the Transferee wishes to acquire the Business, which includes the right of superficies in respect of the Plant, running from 29 January 2026 to 31 December 2046, as granted below, on the terms and conditions set out in this contract (the “Contract”).

NOW THEREFORE IT IS AGREED AND STIPULATED AS FOLLOWS

1.
Subject Matter
1.1
The Transferor transfers and sells to the Transferee, which accepts and purchases, the Business.
2.
Effective Date
2.1
The transfer of the Business shall take effect from today’s date (hereinafter the “Effective Date”).
2.2
From the Effective Date, the Transferee shall take over possession and enjoyment of the Business, both in respect of profits and benefits and in respect of liabilities and risks.
2.3
The Transferor undertakes to do everything necessary to ensure that the authorizations specified in the Appraisal will be issued to Transferee or transferred into its name.
3.
Description of the Business - Right of Superficies
3.1
The Business is described and valued in the Appraisal.
3.2
It is hereby specified, for the purposes of transcription and any necessary change of owner’s name, transfer and/or filing with any office, body or authority, that the Business includes the right of superficies, as granted below.
3.4
The Transferor, the holder of full ownership of the Plant, grants the Transferee, which accepts, a right of superficies pursuant to and for the purposes of Article 952 et seq. of the Civil Code (hereinafter the “Right of Superficies”) in respect of the Plant, for the Term, as defined below, and on the conditions set out hereunder.
3.5
The Parties expressly declare that the Business excludes ownership of the roof slabs on which the Plant stands, as well as ownership of the transformer and delivery stations which are recorded at the relevant land/buildings registry as one with the warehouses beneath the Plant.
3.6
The Transferee is free to make – exclusively at its own expense and in full compliance with all laws, rules and regulations, in coordination with the Transferor (but without the latter’s prior authorization, where the modifications concern exclusively components owned by the Transferee) – modifications to the Plant as well as to undertake all innovations, additions and improvements for which no specific authorization is required and which may be necessary to increase the Plant’s nominal capacity and output and improve its operation.

The Transferee undertakes to manage, operate and maintain the Plant in full compliance with the laws, rules and regulations from time to time in force on occupational safety and the protection of the integrity of the underlying structures, adopting all necessary measures to prevent damage to persons and property. Any non-routine maintenance work that may impact on the underlying structure must be notified in advance to the Transferor, which may take part in the relevant inspections and checks.

In the event that the Transferee entrusts both routine and non-routine maintenance operations to third-party contractors, the Transferee shall nevertheless remain liable to the Transferor in respect of the work carried out by the contractors in question.

3.7
The Transferor, in view of the Right of Superficies, grants the following:

(i) a right of way for pedestrians and vehicles to the benefit of the Santeramo in Colle 1 Headquarters Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the industrial building and lands in the Municipality of Santeramo in Colle, recorded at the buildings/land registry of the said municipality as follows:

buildings registry:

-
folio 58 - map 111 (one hundred and eleven) - subdivision 4 (four) and map 1517 (one thousand five hundred and seventeen) - subdivision 5 (five) - linked together - Via Iazzitiello 47 - basement, ground floor and lands - category D/1 - cadastral value of € 156,004.00;

land registry:

-
folio 58 - map 111 (one hundred and eleven) - urban use - 5.60.68 hectares;
-
folio 58 - map 1517 (one thousand five hundred and seventeen) - urban use - 0.00.33 hectares;

boundaries: maps 2962, 2139, 2964, 2960, 938, 939, 2127, 1464, 1962, 112, 1165, 1918, 1916, 1819, 1820, 1821 and 1822, and local road (hereinafter “Servient Estate 1”).

(i.ii) A right of way for pedestrians and vehicles to the benefit of the Santeramo in Colle 2 Iesce Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the industrial building and lands in the Municipality of Santeramo in Colle, recorded at the buildings/land registry of the said municipality as follows:

buildings registry:

-
folio 103 - map 415 (four hundred and fifteen) - subdivision 2 (two) - Jesce district - basement, ground floor and first floor - category D/l - cadastral value of € 136,226.00;

land registry:

-
folio 103 - map 415 (four hundred and fifteen) - urban use - 4.96.86 hectares;
-
folio 103 - map 443 (four hundred and forty-three) - area - 0.02.60 hectares;
-
folio 103 - map 460 (four hundred and sixty) - orchard - class 2 - 0.00.07 hectares - imputed ownership income € 0.04 - imputed agricultural income € 0.02;

boundaries: maps 437, 432, properties on another folio, map 431, properties on another folio, road, and maps 444, 445, 417, 441, 459, 458, 475 and 465 (hereinafter “Servient Estate 2”).

(i.iii) A right of way for pedestrians and vehicles to the benefit of the Matera 1 Iesce Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the industrial building and lands in the Municipality of Matera, recorded at the buildings/land registry of the said municipality as follows:

buildings registry:

-
folio 8 - map 279 (two hundred and seventy-nine) - subdivision 5 (five), formerly subdivision 3 (three) - Chiancalata district, without a civic number - ground floor - category D/7 - proposed cadastral value of € 84,000.00;

land registry:

-
folio 8 - map 279 (two hundred and seventy-nine) - urban use - 2.36.21 hectares;
-
folio 8 - map 759 (seven hundred and fifty-nine) - urban use - 0.26.83 hectares;
-
folio 8 - map 647 (six hundred and forty-seven) - urban use - 0.05.26 hectares;

boundaries: road, and maps 1054, 84,557, 1075, 866 and 677 (hereinafter “Servient Estate 3”).

(i.iv) A right of way for pedestrians and vehicles to the benefit of the Matera 2 La Martella Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the industrial building and lands in the Municipality of Matera, recorded at the buildings/land registry of the said municipality as follows:

buildings registry:

-
folio 65 - map 1076 (one thousand and seventy-six) - subdivision 3 (three) - Via Giovanni Battista Pirelli - ground floor - category D/8 - cadastral value of € 25,086.00;
-
folio 65 - map 1076 (one thousand and seventy-six) - subdivision 5 (five) - Via Giovanni Battista Pirelli - ground floor and first floor - common area without a cadastral value;
-
folio 65 - map 1076 (one thousand and seventy-six) - subdivision 6 (six) - Via Giovanni Battista Pirelli - ground floor, first and second floors - category D/7 - cadastral value of € 193,626.00;

land registry:

-
folio 65 - map 1076 (one thousand and seventy-six) - urban use - 13.37.45 hectares;
-
folio 65 - map 2009 (two thousand and nine) - arable land - class 2 - 0.07.39 hectares - imputed ownership income € 3.82 - imputed agricultural income € 2.10;
-
folio 65 - map 2010 (two thousand and ten) - arable land - class 2 - 0.07.02 hectares - imputed ownership income € 3.63 - imputed agricultural income € 1.99;

boundaries: maps 1472, 1219, 1198, 1799, 1796 and 2016, road, and maps 2008, 2007, 2031, 1733, 2021, 2023, 2025, 2627, 4100, 4098, 4329, 3902, 30014324, 4325, 2020, 2029, 2017, 2030, 2027, 2026, 2024, 2022, 2012, 2032, 2011 and 3954 (hereinafter “Servient Estate 4”).

(i.v) A right of way for pedestrians to the benefit of the Laterza 1 Plant and the Laterza 2-3 Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the industrial building and lands in the Municipality of Laterza, recorded at the buildings/land registry of the said municipality as follows:

buildings register:

-
folio 56 - map 144 (one hundred and forty-four) - subdivision 3 (three) - Madonna delle Grazie district, ground floor and first floor - category D/1 - cadastral value of € 66,100.04;
-
folio 56 - map 153 (one hundred and fifty-three) - subdivision 5 (five) –Madonna delle Grazie district - basement, ground floor and first floor - category D/7 - cadastral value of € 222,472.00;
-
folio 56 - map 153 (one hundred and fifty-three) - subdivision 2 (two) - scattered buildings in Madonna delle Grazie - ground floor - category D/1 - cadastral value of € 48.00;

land registry:

-
folio 56 - map 144 (one hundred and forty-four) - urban use - 2.47.73 hectares;
-
folio 56 - map 153 (one hundred and fifty-three) - urban use - 8.89.97 hectares;

boundaries: maps 143, 129, 145 and 154, road, map 155, road, map 156, road, map 157, road, parcel 369 and road (hereinafter “Servient Estate 5”).

All such rights of way are hereinafter collectively referred to as the “Rights of Way”.

Attached hereto, in a single set, as Schedule “E”, are the drawings highlighting in red the area subject to the Rights of Way and the procedure specifying the criteria and methods of access including as regards external contractors appointed to manage (installation, maintenance and inspection) the Plant.

(v) An easement for the installation, maintenance and operation of equipment for the supply, conversion and distribution of electricity (hereinafter the “Substation Easement” and, together with the Rights of Way, collectively the “Easements”) to the benefit of the Laterza 1 Plant and Laterza 2-3 Plant, the right of superficies in respect of which has been transferred to the Transferee, which accepts, and over the electrical substation in the Municipality of Laterza, recorded at the buildings registry of the said municipality as follows:

-
folio 56 - map 153 (one hundred and fifty-three) - subdivision 2 (two) - scattered buildings in

Madonna delle Grazie - ground floor - category D/1 - cadastral value of € 48.00;

boundaries: subdivision 5 of map 153, map 158 and subdivisions 3 and 5 of map 153 (hereinafter, “Servient Estate 6” and, together with Servient Estate 1, Servient Estate 2, Servient Estate 3, Servient Estate 4 and Servient Estate 5, collectively the “Servient Estate”).

3.8
Term

The Right of Superficies and the Easements are created for a period expiring on 31 December 2046 (hereinafter together the “Term”).

4.
Price
4.1
The price has been agreed as a whole as € 7,115,000.00 (seven million one hundred and fifteen thousand euros and zero cents), of which € 345,100.00 (three hundred and forty-five thousand one hundred euros and zero cents) for the immoveable property component, € 779,573.00 (seven hundred and seventy-nine thousand five hundred and seventy-three euros and zero cents) for the movable property component and € 5,990,327.00 (five million nine hundred and ninety thousand three hundred and twenty-seven euros and zero cents) for goodwill. That price has been paid by the Transferee to the Transferor by bank transfer, executed today, debited from the current account denoted by IBAN [***] in the Transferee’s name held at Intesa Sanpaolo S.p.A. and credited to the current account denoted by IBAN [***] in the Transferor’s name held at Intesa Sanpaolo S.p.A.
4.2
The price for the grant of the Easements is included in the agreed consideration for the grant of the Right of Superficies pursuant to Article 3.4 above.
4.3
The Transferor issues the Transferee a receipt in full discharge of the payment of the price.
5.
Contracts
5.1
In accordance with Article 2558 of the Civil Code, the Transferee shall take over the contracts entered into for the operation of the Business that are not of a personal nature and detailed in the Appraisal.
5.2
Pursuant to Article 2558, paragraph 2, of the Civil Code, should a third-party contractor withdraw from a contract entered into for the operation of the Business within three months after having been notified of the transfer in a situation where there is just cause, the Transferor shall be liable for any loss suffered by the Transferee resulting from the withdrawal.
6.
Receivables relating to the Business

The transferred Business does not include receivables of any kind.

7.
Liabilities relating to the Business
7.1
The transferred Business does not include liabilities of any kind.
7.2
It is clarified that, pursuant to Article 2560 of the Civil Code, the joint and several liability of the Transferor and the Transferees for the payment of liabilities relating to the Business remains in force, provided that such liabilities predate the Effective Date and are included in the accounting records.
8.
Future Contingencies and Tax Liabilities
8.1
The Transferor shall bear sole responsibility for any obligation to pay sums of money that may arise in relation to events that have occurred or are yet to be ascertained, concerning the period prior to the Effective Date, relating to taxes and charges payable to the State, local authorities, regional and provincial authorities, as well as any charges, direct and indirect taxes, fines, penalties and surcharges of any kind, and contributions to social security and occupational insurance institutions.

9.
Transferred Employees

The Transferor represents that no employees are employed in the Business.

10.
Further Additions and Specifications
10.1
The lists contained in the Contract and its schedules are not exhaustive, the understanding being that further to the transfer the Transferee automatically succeeds to the Transferor in the fullest and most general sense as regards all assets constituting the Business as well as regards all and any concessions, agreements, authorizations, licenses, permits, contracts, relationships (including with public and supervisory authorities), applications pending or in the process of being filed, or otherwise relating to and pertaining to the ownership of the Business such that the Transferee may continue the operation of the Business without interruption.
10.2
The Parties undertake, where necessary and upon the mere request of either of them, to draw up inventories of assets and liabilities included in the Business and not expressly or fully described herein, and, in particular, to execute all required or appropriate addenda and deeds of rectification.
11.
Real Estate
11.1
The Business also includes the Right of Superficies with respect to the Plant, the details of which – including its area, boundaries, cadastral data and origin – are set out in the Sheet, the contents of which are incorporated in full herein.
12.
Declaration of Cadastral Conformity
12.1
Pursuant to and for the purposes of Article 29(1-bis) of Law No. 52 of 27 February 1985, the Transferor represents:
(i)
that the identifying cadastral data, as set out above, relate to the Plant and the Servient Estate, as depicted in the plans filed at the relevant land/buildings registry, which are attached hereto as Schedule “F”;
(ii)
that the cadastral data and plans filed with the relevant land/buildings registry reflect the actual state of affairs in accordance with the laws, rules and regulations in force on cadastral matters.
13.
Declaration in Lieu of Affidavit
13.1
Pursuant to Decree of the President of the Republic No. 445 of 28 December 2000, aware of the criminal liability attaching to false declarations, the powers of investigation of the tax authorities and the administrative penalties imposable in the event of omitted, incomplete or false information, the Parties state that:
(i)
the price has been paid in the manner specified in Article 2 above;
(ii)
they have not used an estate agent.
14.
Extent
14.1
The Right of Superficies with respect to the Plant is transferred as a whole and not by measure, in its current de jure and de facto condition, as known and accepted by the Transferee, with all rights over the common parts, including all rights, additions, accessories, appurtenances, positive and negative easements, apparent and otherwise, as accruing to the Transferor by virtue of the title deeds and lawful possession.
15.
Warranties
15.1
The Transferor represents and warrants that:

-
it is the sole and exclusive owner of the Business on the basis of legitimate title deeds in both a substantive and formal sense;
-
the Business is not subject to any pledges, encumbrances or third-party rights of any kind.
15.2
The Transferor provides a warranty as to title, and therefore warrants that:
(i)
it has full and exclusive ownership of the Plant acquired pursuant to the title deeds indicated in the Sheet;
(ii)
the title deeds are valid in both a substantive and formal sense;
(iii)
the Plant is not encumbered by security interests, restrictions arising from attachment or seizure, latent real or personal charges and rights, leasehold restrictions and third-party rights of pre-emption, or restrictions of an artistic, environmental or hydrogeological nature, with the exception of what is specified in the Sheet under the heading “Mortgages and Adverse Entries”.

And in particular, in relation to the Santeramo in Colle 2 Iesce Plant:

-
mortgage registered in Bari on 11 October 2019, no. 45434/7266, for a total amount of € 12,736,436.00 in favor of Agenzia Nazionale per l’Attrazione degli Investimenti e lo Sviluppo di Impresa S.p.A., with registered office in Rome (Tax Identification No. 05678721001) and against Natuzzi S.p.A., with registered office in Santeramo in Colle (Tax Identification No. 03513760722), pursuant to a loan agreement dated 10 October 2019, bearing Notary Nicola Atlante’s file no. 59972/30673, and with a term of 11 years and 6 months (the mortgage has been registered over the property recorded in the new buildings registry at map 415, subdivision 1, of folio 103);
-
mortgage registered in Bari on 11 October 2019, no. 45434/7267, for a total amount of € 1,200,000.00 in favor of Agenzia Nazionale per l’Attrazione degli Investimenti e lo Sviluppo di Impresa S.p.A., with registered office in Rome (Tax Identification No. 05678721001) and against Natuzzi S.p.A., with registered office in Santeramo in Colle (Tax Identification No. 03513760722), pursuant to a loan agreement dated 10 October 2019, bearing Notary Nicola Atlante’s file no. 59972/30673, and with a term of 11 years and 6 months (the mortgage has been registered over the property recorded in the new buildings registry at map 415, subdivision 1, folio 103);

hereinafter, together the “Santeramo in Colle 2 Iesce Mortgages”).

And in particular, in relation to the Laterza Plant:

-
mortgage registered in Taranto on 11 October 2019, no. 25811/3205, for a total amount of € 12,736,436.00 in favor of Agenzia Nazionale per l’Attrazione degli Investimenti e lo Sviluppo di Impresa S.p.A., with registered office in Rome (Tax Identification No. 05678721001) and against Natuzzi S.p.A., with registered office in Santeramo in Colle (Tax Identification No. 03513760722), pursuant to a loan agreement dated 10 October 2019, bearing Notary Nicola Atlante’s file no. 59972/30673, and with a term of 11 years and 6 months (the mortgage has been registered over inter alia the property recorded in the new buildings registry at map 144, subdivision 2, and map 153, subdivision 4, of folio 56);
-
mortgage registered in Taranto on 11 October 2019, no. 25811/3206, for a total amount of € 1,200,000.00 in favor of Agenzia Nazionale per l’Attrazione degli Investimenti e lo Sviluppo di Impresa S.p.A., with registered office in Rome (Tax Identification No. 05678721001) and against Natuzzi S.p.A., with registered office in Santeramo in Colle (Tax Identification No. 03513760722), pursuant to a loan agreement dated 10 October 2019, bearing Notary Nicola Atlante’s file no. 59972/30673, and with a term of 11 years and 6 months (the mortgage has been registered over inter alia the property recorded in the new buildings registry at map 144, subdivision 2, and map 153, subdivision 4, of folio 56);

(hereinafter, together the “Laterza Mortgages” and, together again with the Santeramo in Colle 2 Iesce Mortgages, collectively the “Mortgages”).

The Transferor represents that Agenzia Nazionale per l’Attrazione degli Investimenti e lo Sviluppo di Impresa S.p.A. (INVITALIA) has, prior hereto, formalized its commitment to cancel the Mortgages on the Santeramo in Colle 2 Iesce Plant and the Laterza Plant no later than 45 (forty-five) days from the date of the said commitment, as evidenced by the letter attached hereto as Schedule “G”.

16.
Declarations on Town Planning and Building Regulations
16.1
Pursuant to Decree of the President of the Republic No. 380 of 6 June 2001, the Transferor represents:
(i)
that the building of which the Plant forms part was constructed in accordance with the town planning rules and building regulations set out in the Sheet, and that, following completion of the construction, the required orders were issued by the relevant authorities and/or the required applications were filed as regards works concerning the Plant, as specified the Sheet under the heading “Town Planning”;
(ii)
that no further modifications, alterations or changes of use have been made to the Plant in the absence of the necessary authorizations.
17.
Declaration on Energy Performance

The Transferor represents that there is no obligation for the Plant to hold an energy performance certificate, pursuant to the Decree of the Ministry of Economic Development of 26 June 2015 - Amendment to the Decree of the Ministry of Economic Development of 26 June 2009 - National Guidelines for the Energy Certification of Buildings, Annex 1, Appendix A - Cases of Exemption from the Obligation to Obtain an Energy Performance Certificate (APE).

18.
Special Joint Agreements - Maintenance of the Photovoltaic Plant and the Roof. Succession to the Right of Superficies
18.1
Scope of maintenance to be carried out by the Transferee

The Transferee shall be solely responsible for the management, operation and routine and non-routine maintenance of the Plant in respect of which the right of superficies has been transferred, as well as for those portions of the roof directly occupied by the photovoltaic modules, the support structures, the fixing elements and the components strictly functional to the Plant, to the extent necessary for its proper and safe operation.

18.2
Roof maintenance - exclusion of the Transferee’s liability

The Transferee is expressly excluded from any liability in relation to the routine and non-routine maintenance of the warehouse roofs, which shall remain entirely the responsibility of the Transferor and/or the owner or lessor of the property depending on the form that the latter’s title thereto takes.

By way of example only and without limitation, the following remain the responsibility of the Transferor and/or the owner/lessor:

•
the cleaning and maintenance of gutters, drainage channels, downpipes and rainwater collection systems;
•
the inspection, maintenance and repair of the structural and waterproof layer of the roof;
•
inspections and repairs relating to corrosion, material degradation, structural subsidence or infiltration of water;
•
any building or structural work on the roof that is not directly and unequivocally attributable to the Plant.

It is agreed that routine and non-routine maintenance work on the roof, carried out by the Transferor, shall be performed by adopting all appropriate precautions and operating procedures to ensure the safety of persons, structures and installations, in full compliance with the law from time to time in force.

18.2-bis Fire safety upgrades and impacts on the Photovoltaic Plant

The Transferor shall bear in full all costs, expenses and liability in the event that, following works, maintenance, structural or functional modifications carried out on the building beneath the Plant or on the roof due to fire safety upgrades, it becomes necessary to make changes to the Plant such as to affect, even temporarily, its configuration, layout or output.

In particular, the following shall be borne exclusively by the Transferor:

•
the costs relating to the relocation, repositioning, reduction or rearrangement of the photovoltaic modules, support structures or other components of the Plant;
•
the costs of design, dismantling, reassembly, testing and recommissioning of the Plant;
•
any loss of production, loss of earnings, reduction in incentives or revenue suffered by the Transferee as a result of the aforementioned modifications, including where such work is required by the competent authorities or made necessary to ensure compliance of the building beneath the Plant with the fire safety regulations from time to time in force.

It is agreed that under no circumstances shall such works be deemed to be a breach or violation of the Transferee’s obligations, nor shall they entail any reduction, suspension or limitation of the rights arising from the Right of Superficies.

18.3
Allocation of damage

Any damage to the roof or the property may be attributed to the Transferee only if it is directly and unequivocally attributable to the Plant or to maintenance work carried out on it. In all other cases, the consequences of such damage shall be borne by the Transferor and/or the owner/lessor of the property.

18.4
Succession as regards the Right of Superficies in the event of transfer of the property

In the event of the sale, transfer for any reason, lease, letting or granting of other right of use in favor of third parties of one or more warehouses on whose roofs the Plant is situated:

a)
the successor, in any guise, shall automatically be bound by the Right of Superficies, accepting in full and without reservation all the conditions, obligations, limitations and agreements in that regard;
b)
the Right of Superficies and its associated conditions shall be enforceable as against third parties and shall bind any subsequent owner or occupier of the property until the natural expiry of the right itself and extensions thereto, if any;
c)
the Transferor undertakes to ensure that any deed of transfer or grant of the property contains an express reference to the existence of the Right of Superficies.
18.5
Undertakings

The Parties hereby undertake that, within 6 (six) months prior to the expiry of the Term, they will negotiate in good faith an extension, if any, of the Term, to be formalized by a notarial deed (hereinafter the “Extension”). The Parties hereby agree that, should the Extension not be signed within 6 (six) months prior to the expiry of the Term, the Transferee shall proceed with the dismantling and disposal of the Plant at its own expense. The Transferee shall also bear any notarial fees relating to the cancellation of the Right of Superficies, should that prove necessary. The Transferee undertakes to take out, and to maintain in force for the entire duration of its ownership of the Plant, appropriate third-party liability insurance and workplace accidents insurance with a leading insurance company, with a limit of indemnity of not less than € 5,000,000.00 (five million euros and zero cents) per claim and in aggregate per annum, for the Plant, to cover all damage referred to in Article 18.3 above.

The Transferee further undertakes to use its best endeavors, subject to market conditions and the willingness of insurance companies to provide cover, to increase the aforementioned limit to an amount of € 10,000,000.00 (ten million euros and zero cents), per claim and on an annual aggregate basis, by 31 December 2026, it being understood in any event that failure to obtain such an increase shall not constitute a breach of contract.

The Transferee undertakes to provide the Transferor, on an annual basis, with a copy of its All-Risks Property policy with a leading insurance company, covering:

a)
extension to catastrophes and natural hazards;
b)
fire and natural electrical phenomena.
18.5
Indemnity

The Transferor undertakes to indemnify and hold the Transferee harmless from any claim, dispute or demand made by third parties that is incompatible with or in conflict with the provisions of the Contract.

19.
Formalities
19.1
The Parties authorize the completion of all formalities and release the relevant registry of deeds (conservatore dei registri immobiliari) from any liability.
20.
Non-competition clause
20.1
Notwithstanding the provisions of Article 2557 of the Civil Code, the Transferor is not required to refrain from carrying out business activities in competition with those of the Business.
21.
Costs and Taxes
21.1
The Parties agree that any costs (including but not limited to fees and notary expenses), charges or taxes due in connection with the Contract shall be payable by the Transferee.
21.2
Pursuant to Article 2 of Decree of the President of the Republic No. 633 of 26 October 1972 as amended, the Contract is not subject to VAT.
21.3
The Contract is subject to a fixed-rate registration tax of 3% on the value of the movable property component and goodwill and 9% on the value of the immovable property component of the Business, pursuant to Article 51 and Article 2, l, Tariff, Part I, of Decree of the President of the Republic No. 131 of 26 April 1986
21.4
The Transferee declares that it is aware of the contents of Article 14 of Legislative Decree No. 472 of 18 December 1997 and thus the resulting joint and several liability with the Transferor for the payment of tax and penalties relating to tax infringements committed in the year in which the transfer takes place and in the two preceding years, up to the value of the transferred Business.
22.
Final Provisions
22.1
The Parties declare that they are entering into the Contract in the form of a private agreement in writing authenticated by a notary for all legal purposes.
22.2
Pursuant to Article 2556, paragraph 2, of the Civil Code, the Contract shall be filed with the register of enterprises by the authenticating notary.

Signed: Carlo Silvestri

Fabio Giuseppe Brambilla

File No. 9533/5471

I, the undersigned Stefania Auzelini, a notary in Milan and a member of the College of Notaries of Milan, hereby certify that the signatures on the preceding document, in the margins of the intermediate pages and on the schedules, affixed in my presence by the following persons are true and authentic:

-
Carlo Silvestri, born in [***] on [***], with a business address at the represented company’s registered office, in his capacity as attorney-in-fact of “NATUZZI S.p.A.”, with its registered office at Via Iazzitiello 47 in Santeramo in Colle, fully paid-up share capital of € 55,073,045.00, Bari Register of Enterprises and Tax Identification No. 03513760722, Economic and Administrative List (REA) No. BA-261878, vested with the necessary powers by virtue of a special power of attorney dated 19 January 2026, bearing Notary Giuseppe Galiano’s file no. 3179, a copy of which is attached hereto as Schedule “H”;
-
Fabio Giuseppe Brambilla, born in [***] on [***], with a business address at the represented company’s registered office, in his capacity as sole director of “E25E S.r.l.”, a single-member limited liability company, with its registered office at Corso di Porta Vittoria 28 in Milan, fully paid-up corporate capital of € 10,000.00, Milan Monza Brianza Lodi Register of Enterprises and Tax Identification No. 12648310964, Economic and Administrative List (REA) No. MI-2674870, vested with the necessary powers under the company’s bylaws;

whose identity, capacity and powers I, the notary, have verified at 11.50 a.m.

I have read out the foregoing document to the parties together with Schedules “B”, “C” and “D”, with the parties dispensing me from reading out Schedules “A”, “E”, “F” and “G”.

Milan, Via Manzoni 12, on the 29th (twenty-ninth) of January 2026 (twenty twenty-six).

Signed: Stefania Anzelini